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December 10, 2021

BMO Funds, Inc.

790 North Water Street, Suite 1100

Milwaukee, Wisconsin 53202

Columbia Funds Series Trust II

290 Congress Street

Boston, Massachusetts 02210

Ladies and Gentlemen:

Columbia Funds Series Trust II, a Massachusetts business trust (the “Successor Company”), on behalf of Columbia Pyrford International Stock Fund, a newly formed shell series of the Successor Company (the “Successor Fund”), and BMO Funds, Inc., a Wisconsin corporation (the “Predecessor Company” and together with the Successor Company, each a “Company” and collectively, the “Companies”), on behalf of BMO Pyrford International Stock Fund, a series of the Predecessor Company (the “Predecessor Fund”), have requested our opinion regarding certain federal income tax consequences of the reorganization (the “Reorganization”) of the Predecessor Fund into the Successor Fund.

The Reorganization will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of October 7, 2021, entered into by the Successor Company, on behalf of the Successor Fund, and the Predecessor Company, on behalf of the Predecessor Fund, and for purposes of paragraphs 6.7, 10.2, 12.2 and 15 thereof only, BMO Asset Management Corp. and for purposes of paragraphs 10.2, 12.2 and 15 thereof only, Columbia Management Investment Advisers, LLC (the “Plan”). The Reorganization contemplates the transfer of all the assets of the Predecessor Fund to the Successor Fund solely in exchange for voting common shares of beneficial interest of the Successor Fund (“New Shares”), which will represent all the issued and outstanding shares of the Successor Fund, and the assumption by the Successor Fund of all the Obligations (as defined in the Plan) of the Predecessor Fund. As part of the Reorganization, the Predecessor Fund will immediately thereafter distribute pro rata, by class, to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund, and the Predecessor Fund immediately thereafter will be dissolved and terminated under applicable state law.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of each Company, on behalf of itself and its respective Fund, in letters dated December 10, 2021 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

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BMO Funds, Inc.

Columbia Funds Series Trust II

December 10, 2021

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”), (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Successor Fund will be treated as a corporation for federal income tax purposes effective as of the Closing. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for federal income tax purposes:

1.

The transfer by the Predecessor Fund of all its assets to the Successor Fund solely in exchange for New Shares of the Successor Fund and the assumption by the Successor Fund of all the Obligations of the Predecessor Fund, immediately followed by the pro rata, by class, distribution of all the New Shares so received by the Predecessor Fund to the Predecessor Fund’s shareholders of record in complete liquidation of the Predecessor Fund and the dissolution and termination of the Predecessor Fund immediately thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Successor Fund and the Predecessor Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.

No gain or loss will be recognized by the Successor Fund upon the receipt of all the assets of the Predecessor Fund solely in exchange for New Shares of the Successor Fund and the assumption by the Successor Fund of all the Obligations of the Predecessor Fund. (Section 1032(a) of the Code).

3.

No gain or loss will be recognized by the Predecessor Fund upon the transfer of all its assets to the Successor Fund solely in exchange for New Shares of the Successor Fund and the assumption by the Successor Fund of all the Obligations of the Predecessor Fund or upon the distribution (whether actual or constructive) of the New Shares so received to the Predecessor Fund’s shareholders solely in exchange for such shareholders’ shares of the Predecessor Fund in complete liquidation of the Predecessor Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.

No gain or loss will be recognized by the Predecessor Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Predecessor Fund solely for New Shares of the Successor Fund. (Section 354(a) of the Code).

5.

The aggregate basis of the New Shares received by each Predecessor Fund shareholder pursuant to the Plan will be the same as the aggregate basis of the Predecessor Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

BMO Funds, Inc.

Columbia Funds Series Trust II

December 10, 2021

6.

The holding period of the New Shares received by each Predecessor Fund shareholder in the Reorganization will include the period during which the shares of the Predecessor Fund exchanged therefor were held by such shareholder, provided such Predecessor Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.

The basis of the assets of the Predecessor Fund received by the Successor Fund will be the same as the basis of such assets in the hands of the Predecessor Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.

The holding period of the assets of the Predecessor Fund received by the Successor Fund will include the period during which such assets were held by the Predecessor Fund. (Section 1223(2) of the Code).

9.

The Successor Fund will succeed to and take into account the items of the Predecessor Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder. (Section 381(a) of the Code).

10.

The taxable year of the Predecessor Fund will not end as a result of the Reorganization. The part of the taxable year of the Predecessor Fund before the Effective Time and the part of the taxable year of the Successor Fund after the Effective Time will constitute a single taxable year of the Successor Fund. (Section 381(b) of the Code and Section 1.381(b)-1(a)(2) of the Income Tax Regulations).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Predecessor Fund, the Successor Fund or any Predecessor Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Predecessor Company has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Predecessor Fund is a separate series of the Predecessor Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Predecessor Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding shares of the Predecessor Fund are treated as equity for federal income tax purposes.

BMO Funds, Inc.

Columbia Funds Series Trust II

December 10, 2021

The Successor Company has been registered and operated, since it commenced operations, as an open-end management investment company under the 1940 Act. The Successor Fund is a newly created separate series of the Successor Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Successor Fund was newly formed for the purpose of engaging in the Reorganization. Except as required to consummate the Reorganization, the Successor Fund will not conduct any business prior to the Effective Time. The only outstanding shares of the Successor Fund prior to the Effective Time will consist of a single share issued to the sole shareholder of the Successor Fund to permit the sole shareholder to approve certain items related to the organization of the Successor Fund (the “Initial Share”). Prior to the close of regular trading on the New York Stock Exchange on the Valuation Date (as defined in the Plan), the Initial Share of the Successor Fund will be redeemed and cancelled by the Successor Fund. Prior the Effective Time, the Successor Fund will not have, and will not have had, any assets other than the consideration received for its Initial Share, which will be paid to the sole shareholder in redemption of the Initial Share prior to the close of regular trading on the New York Stock Exchange on the Valuation Date. The Successor Fund will be taxed (including without limitation through the filing of such elections as are necessary to be so treated) as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including, without limitation, the taxable year that includes the Closing Date. All the New Shares issued in the Reorganization will be treated as equity for federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Successor Fund will acquire all the assets of the Predecessor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the Obligations of the Predecessor Fund. The New Shares issued to the Predecessor Fund will have the same aggregate net asset value, as of the Effective Time, as the aggregate value of the net assets of the Predecessor Fund transferred to the Successor Fund as of such time. Immediately thereafter, the Predecessor Fund will distribute pro rata, by class, to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund, and immediately thereafter, the Predecessor Fund will be dissolved and terminated under applicable state law. The assets of the Predecessor Fund to be acquired by the Successor Fund will consist of all its assets, including, without limitation, all portfolio securities and other assets that would be shown on its schedule of investments, cash, dividends and interest receivable, claims or rights of action, books and records, receivables for shares sold and all other tangible and intangible assets owned by the Predecessor Fund, including any prepaid expenses shown as an asset on the books of the Predecessor Fund as of the Effective Time. Immediately after the distribution of the New Shares received by the Predecessor Fund, (i) the former shareholders of the Predecessor Fund will own all the issued and outstanding shares of the Successor Fund and will own such shares solely by reason of their ownership of shares of the Predecessor Fund immediately prior to the Effective Time and (ii) the Successor Fund will own all the assets that had been held by the Predecessor Fund immediately prior the Effective Time, and such assets shall be subject to all the Obligations of the Predecessor Fund as existed immediately prior to the Effective Time.

As a result of the Reorganization, every shareholder of the Predecessor Fund will own New Shares of the Successor Fund that will have an aggregate per share net asset value as of the Effective Time equal to the aggregate per share net asset value of the Predecessor Fund shares held by such shareholder as of the Effective Time.

BMO Funds, Inc.

Columbia Funds Series Trust II

December 10, 2021

The purpose and effect of the Reorganization is to change the form of organization of the Predecessor Fund from that of a separate series of the Predecessor Company to that of a separate series of the Successor Company. The Successor Fund will continue the investment company business of the Predecessor Fund in a substantially unchanged manner. The Successor Fund’s investment objective and principal investment strategies will be substantially identical to the investment objective and principal investment strategies of the Predecessor Fund; and the Successor Fund will not dispose of any assets received from the Predecessor Fund except in the ordinary course of its business as a series of an investment company.

The Board of Trustees of the Successor Company determined that the Plan and the transactions contemplated thereunder are in the best interests of the Successor Fund, and the Board of Directors of the Predecessor Company determined that the Plan and the transactions contemplated thereunder are in the best interests of the Predecessor Fund and that the interests of the shareholders of the Predecessor Fund will not be diluted as a result of the Predecessor Fund’s participation in the Reorganization. In making such determination, each Board considered a number of factors as set forth under the heading “Section A – Proposals 1-7: Reorganization Proposals – Additional Information about the Reorganizations – Board Considerations” in the Combined Proxy Statement/Prospectus dated October 6, 2021 relating to the Registration Statement (as defined below).

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of all the assets of the Predecessor Fund, pursuant to the Plan, to the Successor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the Obligations of the Predecessor Fund followed by the complete liquidation of the Predecessor Fund immediately thereafter and the dissolution and termination of the Predecessor Fund immediately thereafter will qualify as a reorganization under section 368(a)(1)(F) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Predecessor Fund and the Successor Fund, (ii) the basis and holding period of the assets received by the Successor Fund, (iii) the nonrecognition of gain or loss by the Predecessor Fund’s shareholders upon the receipt of the New Shares, (iv) the basis and holding period of the New Shares received by the Predecessor Fund’s shareholders, (v) the Successor Fund’s ability to succeed to and take into account the items of the Predecessor Fund described in section 381 (c) of the Code, and (v) the taxable year of the Predecessor Fund and Successor Fund follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1)(F) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

BMO Funds, Inc.

Columbia Funds Series Trust II

December 10, 2021

Our opinion is limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of either Fund may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of either Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to (i) the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-258932) relating to the Reorganization with the Securities and Exchange Commission (the “Registration Statement”), (ii) to the discussion of this opinion in the Combined Proxy Statement/Prospectus dated October 6, 2021 relating to the Registration Statement and (iii) to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Vedder Price P.C.